UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 15, 2007

Lodgian, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-14537	52-2093696
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

3445 Peachtree Road, NE, Suite 700, Atlanta, Georgia		30326
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	404-364-9400

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 15, 2007, the Compensation Committee of the Company’s board of directors approved a program for change in control bonus payments and enhanced severance benefits for ten of the Company’s most senior executives (excluding the Company’s Chief Executive Officer). The program was developed by the Compensation Committee based upon advice from its compensation consultant to help assure the continued service of the Company’s senior executives during the Company’s consideration of strategic alternatives for the enhancement of shareholder value, as previously disclosed. The Compensation Committee relied upon a presentation by its compensation consultant which included a study of market standards for change in control and severance programs and which indicated that the Company’s current change in control and severance programs are below competitive levels.

The proposed program includes two elements, a completion bonus and a change in control severance payment. The completion bonus, which varies among the executives involved, will be payable in cash and shares of the Company’s common stock upon the completion of a defined change in control event. The change in control severance payment will entitle the ten executives to certain cash payments, which vary among the executives, upon the occurrence of certain specified termination events during a period following the occurrence of a change in control. With respect to two executives, the Company’s General Counsel and its Chief Financial Officer, the payments would be increased to offset the taxes associated with their payment.

Each of the executives will be offered an agreement which embodies provisions as described above, as appropriate to his or her individual circumstances.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lodgian, Inc.

February 22, 2007	By:	Daniel E. Ellis

Name: Daniel E. Ellis
Title: Senior Vice President, General Counsel & Secretary